UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☐ Definitive Additional Materials

☒ Soliciting Material under §240.14a-12

ENVIRI CORPORATION

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐ Fee paid previously with preliminary materials

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

The following is an email sent by Enviri Corporation (the “Corporation”) to its employees in connection with the announcement of the proposed sale of the Corporation’s Clean Earth business to Veolia Environnement S.A.

All-Employee Message

Dear Colleagues,

Today, we reached an important milestone in our journey toward completing the sale of Clean Earth and preparing for the launch of New Enviri.

The waiting period under the Hart-Scott-Rodino (HSR) Act has been terminated. In simple terms, this means U.S. antitrust regulators have completed their review process and no longer require a delay before the transaction can proceed. This satisfies one of the key conditions for closing the Clean Earth sale.

While this is a significant step forward, there are still additional milestones ahead before we complete the transaction and relaunch Enviri as an independent public company. These include:

• Filing our Form 10 registration statement for New Enviri, which is a United States Securities and Exchange Commission requirement to register New Enviri’s securities for trading.

• Filing our definitive proxy statement related to the Clean Earth transaction; a proxy statement is used to communicate important information to shareholders before annual or special meetings, detailing matters that will be voted on, such as the pending sale.

• Securing shareholder approval through a vote of all eligible shareholders.

We expect this process to move forward over the coming months, with closing targeted for mid-year, subject to the above approvals.

What does this mean for you? For now, our focus remains unchanged. We continue to operate safely, serve our customers, and deliver results. The work happening across our sites and offices every day is what positions us for a strong transition and a successful future.

Additionally, for those of you in Clean Earth and on the corporate team supporting the transaction, we must continue to operate as independent companies until closing. This means you must continue to vigorously compete in the marketplace and avoid any premature collaboration, integration, or behavior that suggests the transaction has already closed. Do not share competitive information and continue to seek legal approval of agendas and sensitive materials, which should only be shared through approved channels. If you have any questions about whether an action is appropriate, please contact legal for clarification.

We will keep you informed as we reach additional milestones. Thank you for focusing on your goals as we move through this next phase together.

Nick, Russell, and Jeff

Additional Information and Where to Find It

In connection with the proposed sale of Clean Earth and the contemplated spin-off of New Enviri, the Company and New Enviri will be filing documents with the SEC, including preliminary and definitive proxy statements of the Company relating to the proposed transaction and a registration statement relating to the shares of New Enviri. The definitive proxy statement will be mailed to the Company’s shareholders in connection with the proposed acquisition. This communication is not a substitute for the proxy statement, the registration statement or any other document that may be filed by the Company or New Enviri with the SEC. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PRELIMINARY AND DEFINITIVE PROXY STATEMENTS AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED ACQUISITION. Any vote in respect of resolutions to be proposed at the Company’s shareholder meeting to approve the proposed transaction should be made only on the basis of the information contained in the Company’s proxy statement and documents incorporated by reference therein. Investors and security holders may obtain free copies of these documents (when they are available) and other related documents filed with the SEC at the SEC’s website at www.sec.gov or on the Company’s website at www.enviri.com.

Participants in Solicitation

The Company, its directors, and certain of its respective executive officers may be deemed to be participants in the solicitation of proxies from shareholders of the Company in connection with the proposed transaction under the rules of the SEC. Information about the interests of the directors and executive officers of the Company and other persons who may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the proxy statement to be filed with the SEC by the Company related to the proposed transaction. Information about the directors and executive officers of the Company and their ownership of shares of Company common stock and other securities of the Company can be found in the sections entitled “Non-Employee Director Compensation”, “Share Ownership of Directors, Management and Certain Beneficial Owners”, “Compensation Discussion & Analysis”, “Discussion and Analysis of 2024 Compensation”, “Termination or Change in Control Arrangements”, “Equity Compensation Plan Information as of December 31, 2024” included in the Company’s proxy statement in connection with its 2025 Annual Meeting of Stockholders, filed with the SEC on March 12, 2025; in the Form 3 and Form 4 statements of beneficial ownership and statements of changes in beneficial ownership filed with the SEC by the Company’s directors and executive officers; and in other documents subsequently filed by the Company with the SEC. Investors and security holders may obtain free copies of these documents and other related documents filed with the SEC at the SEC’s website at www.sec.gov or on the Company’s website at www.enviri.com.